CONFERENCE CALL SCRIPT
KATHY ABBOTT (VICE PRESIDENT AND TREASURER)
Thank you. Good morning everyone and thank you for joining us today for the Bally Total Fitness year-ended 2005 and first quarter 2006 earnings conference call.
Before turning over the call to Paul Toback, Chairman and Chief Executive Officer, Ron Eidell, Senior Vice President, Finance, and Bill Fanelli, Senior Vice President Planning and Development, let me remind you that this presentation includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
These forward-looking statements include, for example, statements regarding anticipated future financial and operating performance and results including estimates for growth. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein.
Please refer to the Company’s filings with the Securities and Exchange Commission and recent press releases for a listing of certain of these factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation.
Bally Total Fitness undertakes no obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this presentation.
And now, I will turn the call over to Paul Toback. Paul Toback, Ron Eidell and Bill Fanelli will take questions after the presentation. Paul.
PAUL TOBACK (PRESIDENT, CEO AND CHAIRMAN)
Good morning and thank you for joining us as we discuss Bally’s financial results for the 2005 year end as well as the first quarter of 2006. After a lot of hard work by our financial reporting team and a very thorough audit by KPMG we are pleased that we are able to file our financial statements two weeks before our extension deadline.
Today Ron and I will direct our comments to the business trend lines, the status of our systems and controls, particularly as it relates to our ability to be a timely filer, and finish with a few comments on our strategic process.
First, and most importantly, our business turnaround continues to make progress and for the full year 2005 our financial results evidenced this progress. Operating income grew almost 100% to nearly $76 million versus $38 million in 2004. We reduced our net loss by almost two thirds to $9.6 million. Excluding the non-cash asset impairment charges, the Company would have reported positive net income for 2005. That occurred despite an $18 million growth in interest expense year over year. You can see the effect of the results without the impact of changes in interest expense by looking at our EBITDA before impairment charges, which improved 21% to $150 million. In addition, we added a record number of new members in 2005 – more than 1.2 million new Bally members joined us last year. We did what we set out to do, which is change our operating model while continuing to grow our business.
I also want to note that in the three full years since this new management team began addressing legacy operating issues at Bally with our aggressive turnaround plan, you can see a dramatic difference in the financial results. In 2005 we had operating income of $76 million versus an operating loss of $34 million in 2002; a more than $100 million swing to the positive. The loss from continuing operations in 2005 narrowed considerably from negative $94 million in ‘02 to negative $9.6 million despite $85 million in interest expense. We have cut costs and concurrently, grown average revenue per member, grown the average number of members and grown the total number of members – all with approximately the same number of clubs.
Our business progress continued in the first quarter of 2006, although more slowly, as revenue grew modestly. 2006 membership services revenue grew 1% despite 37,000 fewer members during the quarter. The lower number of members during the quarter was due in part to 1% fewer clubs (without taking into account the sold Crunch clubs, which have been removed from both the 2006 and 2005 quarters). Still, 2006 results are being impacted by some of the increased attrition we experienced in 2004 and 2005, an issue we addressed last year with fundamental changes in the way we sell memberships and operate our health clubs. We also believe this years results are being impacted by factors affecting other retailers such as higher gas prices.
Notwithstanding the slight revenue growth in the first quarter we had a decrease in operating income, which was $4.8 million below first quarter last year. The major driver of the decrease in first quarter operating income was growth in non-controllable costs such as investigation, audit and proxy costs. In addition, utilities and insurance cost increases themselves accounted for a $2.7 million increase in ’06 versus ’05. On top of that, advertising expense was up nearly $2 million, reflecting the impact of deferred production costs from 2005 and a planned media spend increase.
The heart of our business plan can be described simply as growing the product of the number of Bally members and the dollars those members pay us per month (the average renewal per member per month), together with a focus on cost control. In 2005 and through the first quarter of 2006, we improved the average revenue per member in both periods over prior years.
Improving yield per member is driven by two key things: 1) improving retention with a particular focus on retention in the first 30 days of membership; and 2) increasing revenue per member by eliminating the deep discounts we have historically offered members once their commitment period is over.
Our new team recognized that there is a tremendous opportunity to increase the yield per member and our plan was to first eliminate the most frequent objection to joining Bally, which is the requirement to sign a long-term contract. We decided to change our business model by offering customers a choice of month-to-month memberships as well as longer-term memberships. Giving members this choice differentiates us from our competitors and puts the decision between a longer term with a lower price against a higher priced, no commitment option squarely in the hands of the customer. We married these two offerings into a simple, and friendly sales process, which research showed would reduce new member dissatisfaction and thereby reduce cancellations. Starting in 2003, we introduced our month-to-month memberships and in 2005, worked them into our proprietary Build Your Own Membership model. The combination of both product offerings and a simple and friendly process was designed to address the biggest source of attrition, which occurs in the first 30 days of membership. Throughout the last few years, peaking in 2005, our 30-day attrition rate grew to nearly 24% of all new joining members. Since fully implementing BYOM at the end of last year, we have seen that short term failure fall 29% to below 17%. Improvement in the retention has a lot of power. A 1% improvement for 1 million new members will add $3.5 million each year in additional EBITDA, or some $10 million plus over 3 years.
With BYOM we also addressed the second key component of increasing yield per member, which is eliminating the renewal dues discount on our memberships so that customers will pay us the same amount in month 37 and beyond as they pay us when they start. This is a price increase for the Company without a price increase to the consumer. Under our old business model, we overcame customer objections to a long term commitment by lowering the required monthly payments after their initial term. That model drove the yield per member to a level lower than the industry average and drove the Company’s overall margin to around half of the industry average, which I will discuss in a minute. Our average cash collected per member in renewals is currently around $13/month per member. We project that even if fewer people stay with us in month 37 than currently do, we will drive a better yield per member and a better overall yield from our membership portfolio by eliminating this deep discounting. Starting last November, the discounted renewal fee was eliminated in most markets and members who joined since then have no contracted discount. They should enter month 37 paying roughly $31.00 per month per member in cash; an $18 or 140% increase. If you assume 1 million members join us and fall off at the better BYOM attrition rate, in the first renewal year term, we would yield an additional $48 million from the renewal dues discount elimination. Now we assume there may be additional attrition due to the higher rates but this is the right way to improve yield per member without customers “feeling” a price increase. The most difficult part of our plan is maintaining our historically high levels of new member joinings without the promise of a lifetime of low payments in the out years. We are pleased that we have been able to accomplish this. Our 2005 sales set a record and 2006 first quarter sales were within a few percentage points of last year’s record sign ups despite eliminating this decades old crutch of discounted renewals. We view the powerful back-end improvement from this move as being “built in” improvements in future membership revenue.
In addition to the two drivers of increasing yield per member, BYOM and elimination of the renewal dues discount which I just discussed, we have focused our efforts on cost control and cost reduction. Through targeted initiatives over the past three years, we have eliminated supervisory layers, controlled compensation, eliminated corporate overhead and consolidated our service center operations – all while allocating our spending in places that positively impact the customer. One other key driver of operational efficiency is the implementation of our New Club Operating Model, which we began rolling out last year and is now in place in more than half of our clubs. Through this model, we cross train all club employees with sales, fitness, nutrition, and service skills, allowing us to eliminate duplication and silos while providing better service at a lower cost. This model also creates a single point of accountability for club profitability so that shareholders, management and club employees are all aligned behind creating improved profit through more efficient delivery of service.
In 2005, you can see the results of these efforts. Total operating costs were down $3.3 million after deducting non-cash asset impairment charges and depreciation costs. This reduction in costs occurred despite a 3% growth in total membership sales of 38,000 members, as well as a $9 million or 7% growth in personal training sales, both of which have attendant commission and/or fulfillment costs. This overall cost reduction also occurred despite inflation and despite a combined $11.5 million increase in IT and G & A costs associated with Sarbanes Oxley, audit, restatement and other non-club operating items. Cost control initiatives are continuing for 2006 as is the final rollout of our New Club Operating Model.
In addition to operating costs, it is important to note that we have focused on controlling capital expenditures as well. The economic realities of where we have been forced to spend our capital over the last two years and have limited our ability to grow capital spending in the clubs. Still, we have continued to invest in our clubs in a targeted and intelligent way. We have been able to maintain our clubs in good operating condition and at the beginning of this year, we replaced over one-third of our treadmills with new, state of the art equipment proving that through prudent management we can do a lot with our current level of spending.
Therefore, for 2005, what was supposed to be up was up and what was supposed to be down was down. Total revenues were up, the number of new joining members hit record levels and the average yield per member improved. Short term failure was down as were operating costs. For the first quarter of 2006, the growth in G & A costs coupled with slightly fewer clubs combined to make the quarter over quarter comparison of operating earnings behind last year. However, we believe we are on the right track with all our changes to the business and are pleased that we were able to produce such results while also locking in value for the future via lowering the attrition rate and effectively implementing a back end price increase which will pay us dividends for years to come.
Now let me turn to our new chief financial officer, Ron Eidell, to discuss the financial results in more detail. Ron joined us about 10 weeks ago from Tatum Partners, one of the largest private providers of executive services in the US. Ron has served many years as a CFO of both public and private companies, as well as serving on the boards of several companies, including as audit committee chairman. Ron brings not only his own expertise but the ability to quickly leverage other financial experts through his Tatum partners, a few of whom have already joined us for part-time assignments designed to improve our financial functioning.

RON EIDELL (SENIOR VICE PRESIDENT, FINANCE)
Thanks, Paul. I am pleased to be part of the Bally management team and to talk to you today. The last 10 weeks have been long ones for all of us here. The commitment of the operating team and the accounting and finance group has been considerable and I believe we are making good progress on several fronts. The filings yesterday provide evidence of the Company’s ability to work under the pressure of a deadline and complete the requirements two weeks early.
The results for the periods are noted in the press release and our public filings. Paul has covered a lot of that material already and I will comment further shortly.
First, here is an overview of what I see in the Company’s accounting and finance group, as well as in IT, and where we are focused today. First and foremost, we are focused on timely, accurate and reliable financial reporting. The Company has been in a continual state of audit and review for almost two years. The restatements and GAAP accounting changes have made it difficult to conduct timely, disciplined monthly closes and produce accurate, timely and reliable financial statements. We now have a plan that allows us to move beyond this and we have teams in place, led by newly recruited experts, focused on getting this done. We are making procedural changes, putting customary reporting disciplines in place and evaluating and improving our systems, looking for impactful ways to quickly speed up the process and improve the reliability. Some technology improvements will be in place soon and we have confidence in being able to be a timely filer in connection with our third quarter filings. Key focus areas are revenue and fixed assets. Further, we have identified the linkages in these accounting and reporting changes to our SOX remediation requirements, and we expect to make notable progress by the end of 2006 on our material weaknesses.
Now, I will comment briefly on our accounting and financial reporting. We adopted 123R in 2006; the effect was a $600,000 non-cash expense in Q1. In 2005, as part of the year end audit, we identified a few items which required adjustment to our 2001 and 2002 operating results, these have been pushed back. No changes were required to our 2003 and 2004 results. We did restate the first three quarters of 2005, cumulatively increasing revenue less than 1% to $813 million, and increasing operating income by $4.7 million or 7% to $66.4 million.
In the fourth quarter, 2005 we wrote off club equipment of $4.6 million, recorded a $4.0 million bonus accrual applicable to 2005 but determined to be “probable” and therefore, fully, expensed in the fourth quarter. In that quarter, we also recognized impairment charges totaling $11.3 million and incurred additional G&A expenses associated with the Company’s legal, accounting and shareholder matters. Despite all of these items, fourth quarter operating earnings of $9.2 million were almost $8 million ahead of last year’s fourth quarter, contributing to the full year operating earnings of almost $76 million.
Full year 2005 EBITDA was $149.6 million before impairment charges. There are several other noncash and/or unusual items included in our 2005 results. Here is a summary of those items, all of which impact that EBITDA amount and which are for the most part disclosed or evident in our 10K filing. We are discussing this not as an adjustment to our GAAP reported numbers. Rather, this is being discussed for analytical purposes and to help you better understand our results. So, if we start with that $149.6 million number, there are several changes that could impact that: firstly, equipment write-off of $4.6 million, and you can find a further reference to that on Page F-40 in the 10-K. Stock-based compensation was about $5 million in 2005, and there’s a discussion of that at F-32 in the 10-K. Insurance reserves added about $3.5 million to 2005, and there’s a discussion of that at F-40 as well. We incurred significantly higher expenses, as I noted, for audit, legal, proxy, etc. As we look at the details around that, which are – all of this is included in our G&A numbers for the year, it looks to be in the area of $14.5 to $15 million for 2005 [which, net of insurance proceeds, was approximately $9.5 million].
There are some items that go the other way. At F-16, there’s a discussion of some insurance proceeds that the Company received that generally apply to prior periods expenses, incurred around the legal matters I referred to. That was $7.3 million in 2005. If you make an adjustment for cash-basis rent, the number is about $10 million for 2005.
The change in deferred revenue, to put revenue on a cash basis – and that is discussed in several places but specifically if you go to Note 11 in the financials, you will see a fairly lengthy discussion of deferred revenue. That number is $34.8 million.
The last item and even though Crunch is not treated as a discontinued operation in 2005, it did contribute about $5 million to that operating cash number.
So if you were to accumulate all of that together, and there may be other items some of you may want to include in an analysis like that, you would end up with a cash contribution number for 2005 somewhere in the area of $120 million. I will comment further on that in a minute.

Page Reference For Discussion
GAAP EBITDA (Operating Earnings and Depreciation and Amortization)	$138.2
Impairment charges	$11.3 million	F-4
	$149.6 million	F-4
Equipment write-off	$4.6 million	F-40
Stock-based compensation	$5.0 million	F-32
Insurance reserves	$3.5 million	F-40
Higher expenses for Audit/legal/proxy/etc.	$9.5 million
Insurance proceeds	($7.3 million)	F-16
Cash basis rent	($10 million)
Change in deferred revenue	($34.8 million)	Note 11

Net	$120.0 million

Now, turning to the first quarter, note that Crunch Fitness is not in the operating results for either 2006 or 2005; it is a discontinued operation and treated below the operating line. First quarter operating income of $18.3 million was down almost $5 million from the first quarter of last year. As Paul noted, that reduction is entirely expense driven as our expenses were up almost $7 million in primarily two categories. One was G&A, up $3.6 million on the higher fees and costs

I referred to earlier. Paul discussed the other item already, which was the higher advertising expenses.
Now, if you look at the first-quarter reported EBITDA, and again, this is strictly operating earnings plus D&A, it was about $32.5 million, a similar analysis to the full-year one that I reviewed with you, which shows the following – start with that EBITDA number of $32.5 million, deduct from that the change in the deferred revenue to get to a first-stage cash number of $26.3 or a change in deferred revenue of $6.2 million; pick up a quarter of the full-year cash rent adjustment or about $2.5 million as a reduction; and then add back two items, the non-cash stock compensation in the area of $1 million, and then the equivalent number around these restructuring, audit, proxy numbers, etc., something in the area of $6 million. That number is a bit in the eyes of the holder, and it is not an attempt to necessarily put it on a normalized basis, for example on the audit. There is a disclosure in this K about what the audit fees were in 2004 and 2005, and we are not eliminating that by any means and we are not even trying to get it to a normalized basis in this analysis. That would put an expression around cash flow for Q1 in the area of $30 to $31 million. We think that’s a reasonable approximation and clearly puts the first quarter roughly on the same track as the full-year 2005 rate if you looked at it on an annualized basis.
Now, under our new model that Paul has discussed with you, we expect the revenue to be flatter on a sequential period-to-period basis than it has been historically. We still have to do that. Then, with expected declining expenses in the later quarters, and that has been a historical pattern of this business, we expect the cash flow contribution to grow from the Q1 rate. So, if you look forward on this basis, we believe that that 2005 cash contribution number, that approximates $120 million, has the potential to grow 5 to 10% in 2006.
There are obviously some key assumptions in there, the key ones being retention, as Paul has discussed, and then the continuing cost control, New Club Model rollout, etc., being key variables on the cost side. So that’s the operating results.
A couple of words about capital. The Company has spent more than $75 million in cash and stock on items such as interest and consent fees over the last several years. This has diverted our capital away from the business needs – advertising, efforts to attract new members and investments to provide state of the art facilities for our members. We are working within a constrained capital plan as we look out over the rest of 2006, but one thing that we’ve taken a look at and have a high degree of confidence in is looking out over the rest of 2006, is that we expect to be fully complied with the debt covenants, coverage ratios, etc., under the Company’s loan agreements.
Now, I will pass back to Paul to conclude.

PAUL TOBACK
Thank you, Ron. I have said for a long time that it is imperative that Bally has the capital structure to support investment in the business. I am pleased that our strategic process is underway and look forward to its completion. The Strategic Alternatives Committee of our Board, in conjunction with our bankers, believe that the best thing for this process is to not negotiate in public but rather to work through the process rationally, diligently and privately. I am pleased that there are several parties interested and working through the process and when we have something more to say, we will announce it.
We have accomplished a lot in the past three years. We have taken this industry leading business and nationally recognized brand and worked hard to improve and modernize it. A lot has been done and for that I would like to thank all of the dedicated employees of Bally who have put in their time and hard work. They have not allowed themselves to be distracted by those who have been critical without really understanding the challenges we faced. I have been, and continue to be, impressed by their enthusiasm for our challenge and their willingness to embrace change. However, there is still lots to do.
As I said at the start of this call, we have already successful taken the most significant steps required to add value to this Company, and that is the elimination of large renewal dues discounts and changing the focus from just selling new members to sales and retention. The practice of offering more than 50% dues reductions to our long-term members has been like an anchor on this Company’s revenue causing the average cash collected from members in renewal to average only $13.00 per member per month and has caused us to have a margin lower than many of our competitors. That should and will change. These decisions are already changing the Company. Improving short term retention has had an immediate impact and will also have a longer term impact. The renewal dues discount elimination is a price increase we will realize as members enter renewal and over time will drive our average revenue per member per month up significantly. And, given our heavily fixed cost environment, it should be a major driver of future margin expansion and put Bally in a position to increase earnings in the years ahead. We are excited about the actions we have taken and the upside potential for the Company and remain committed, as always, to enhancing value for our shareholders.
Now I would like to open the line for questions.

	Year-ended	Three months ended
Cash Contribution Reconciliation ($Millions)	December 31, 2005	March 31, 2006

Operating Income	$75.7	$18.3
Depreciation and amortization	62.6	14.2

EBITDA	138.2	32.5
Asset impairment charges	10.1
Impairment of good will and other intangibles	1.2

EBITDA plus impairment Charges	149.6

Equipment write-off	4.6
Stock based compensation	5.0	1.0
Insurance reserves	3.5
Higher expenses for audit, legal and other professional fees	9.5	6.0
Insurance proceeds	(7.3)
Cash based rent over GAAP rent	(10.0)	(2.5)
Change in deferred revenue	(34.8)	(6.3)

Cash Contribution	$120.1	$30.7